EXHIBIT 8.2

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BAKU DALLAS HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
July 6, 2007

Universal Compression Holdings Inc.
4444 Brittmore
Houston, Texas 77041
Tax Opinion
     We refer to that certain joint proxy statement/prospectus (the “Registration Statement”) filed with the Securities and Exchange Commission (Registration No. 333-141695). Terms that are defined in the Registration Statement have the same meaning herein.
     We confirm that the statements under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement that are identified therein as our opinion are our opinion. In particular, we are of the opinion that no gain or loss shall be recognized by a holder of Universal common stock upon the receipt of Holdings common stock in exchange for Universal common stock in the Universal merger. The preceding two sentences are subject to the assumptions, qualifications and limitations set forth in the Registration Statement and assume that the representations of Universal, Hanover and of Holdings that are contained in the Tax Representation Letter of even date that is attached hereto are accurate.
     Our opinions are not binding upon the Internal Revenue Service or upon any court. The Internal Revenue Service may challenge the conclusions that we have expressed herein and substantial expense may be incurred in dealing with any such controversy.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” without admitting that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Yours very truly,
/s/ Baker Botts L.L.P.

July 6, 2007
Baker Botts L.L.P.
One Shell Plaza
Houston, Texas 77002
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Combination of Universal and Hanover
Tax Representation Letter
          Baker Botts L.L.P. and Vinson & Elkins L.L.P. may rely on this letter in rendering their respective tax opinions that are described in the registration statement filed with the Securities and Exchange Commission (Registration No. 333-141695) (the “Registration Statement”) in respect of the Mergers, as defined in the Agreement and Plan of Merger (the “Agreement and Plan of Merger”) dated as of February 5, 2007 among
•	Hanover Compressor Company, a Delaware corporation (“Hanover”),

•	Universal Compression Holdings, Inc., a Delaware corporation (“Universal”),

•	Exterran Holdings, Inc., a Delaware corporation (“Holdings”), that was formerly named “Iliad Holdings, Inc.”

•	Hector Sub Inc., a Delaware corporation (“Hanover Merger Sub”), and

•	Ulysses Sub Inc., a Delaware corporation.
Capitalized terms that are not defined herein have the meaning that is assigned thereto in the Agreement and Plan of Merger.
     A. Universal makes the following representations.
     1. The Agreement and Plan of Merger was negotiated at arm’s length by Universal and Hanover. When the Mergers occur, the Agreement and Plan of Merger (including all attachments thereto) will be the entire agreement of the parties thereto with respect to the Mergers. The purposes of the Mergers include the combination of the assets of Universal and of Hanover so as to conduct business therewith and the matters that are set forth in the Registration Statement under the captions “Strategic and Financial

Rationales for the Mergers” and “Universal’s Reasons for the Mergers . . . .“ The Mergers will be effected as provided in the Agreement and Plan of Merger.
     2. There is no transaction that is part of the plan of the Universal Merger that is not described herein or in the Agreement and Plan of Merger.
     3. Universal expects that it will before the Mergers occur have transferred certain assets to Universal Compression Partners, L.P. (a publicly traded partnership the general partner of which is a corporation all of the stock of which is owned directly and indirectly by Universal and with respect to which Universal has the right to receive more than 50 percent of the distributions therefrom). With due regard to the effect of such transaction, Universal will not prior to the Universal Merger occurs have sold, transferred, or otherwise disposed of assets such that it would be prevented from continuing its historic business following the Universal Merger or from using a significant portion of its historic business assets in a business following the Universal Merger.
     4. Before the Mergers occur, Holdings, Universal and its Subsidiaries will not own any Hanover stock.
     5. When the Universal Merger occurs,
•	Universal will not be an investment company, as defined in Section 368(a)(2)(F)(iii) of the Code.
     Section 368(a)(2)(F)(iii) of the Code defines the term investment company to mean a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.
•	Universal will not be under the jurisdiction of a court in a title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Code.
     Section 368(a)(3)(A) of the Code provides that the term title 11 or similar case means (i) a case under title 11 of the United States Code or (ii) a receivership, foreclosure, or similar proceeding in a Federal or State court.
•	Neither Universal nor any of its Subsidiaries will theretofore have been a distributing corporation or a controlled corporation in a transaction (i) in which gain was not recognized to the distributing corporation by reason of Section 355(c) of the Code and (ii) that (a) is part of the plan of the Mergers or is part of a series of transactions that are related to the Mergers, or (b) that occurred within three years of the date hereof.
•	Universal will not be a party to a gain recognition agreement, within the meaning of Treas. Reg. § 1.367(a)-8T, in respect of which it could recognize gain by reason of the merger of Universal into Holdings that is described herein or of any other transaction that is described herein.
     B. Hanover makes the following representations.
     1. The Agreement and Plan of Merger was negotiated at arm’s length by Universal and Hanover. When the Mergers occur, the Agreement and Plan of Merger (including all attachments thereto) will be the entire agreement of the parties thereto with respect to the Mergers. The purposes of the Mergers include the combination of the assets of Universal and of Hanover so as to conduct business therewith and the matters that are set forth in the Registration Statement under the captions “Strategic and Financial Rationales for the Mergers” and “Hanover’s Reasons for the Mergers . . . .“ The Mergers will be effected as provided in the Agreement and Plan of Merger.
     2. There is no transaction that is part of the plan of the Hanover Merger that is not described herein or in the Agreement and Plan of Merger.
     3. When the Hanover Merger occurs, Hanover will not have sold, transferred, or otherwise disposed of assets such that it would be prevented from continuing its historic business following the Hanover Merger or from using a significant portion of its historic business assets in a business following the Hanover Merger.
     4. When the Hanover Merger occurs, Hanover will not have disposed of any of its assets (excluding dispositions in the ordinary course of business and regular, normal dividends) as part of the plan of the Hanover Merger. Following the Hanover Merger, Hanover will hold at least 90 percent of the fair market value of its net assets and least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Hanover Merger Sub’s net assets and at least 70 percent of the fair market value of Hanover Merger Sub’s gross assets held immediately prior to the merger of Hanover Merger Sub into Hanover. For purposes of the preceding sentence, amounts paid by Hanover or Hanover Merger Sub to dissenters, amounts paid by Hanover or Hanover Merger Sub to shareholders who receive cash or other property, amounts used by Hanover or Hanover Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Hanover will be included as assets of Hanover or Hanover Merger Sub immediately prior to the merger of Hanover Merger Sub into Hanover.
     5. When the Hanover Merger occurs,
•	Hanover will not be an investment company, as defined in Section 368(a)(2)(F)(iii) of the Code.

•	Hanover will not be under the jurisdiction of a court in a title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Code.

•	Neither Hanover nor any of its Subsidiaries will theretofore have been a distributing corporation or a controlled corporation in a transaction (i) in which gain was not recognized to the distributing corporation by reason of Section 355(c) of the Code and (ii) that is (a) is part of the plan of the Mergers or is part of a series of transactions that are related to the Mergers, or (b) that occurred within three years of the date hereof.

•	Hanover will not be a party to a gain recognition agreement, within the meaning of Treas. Reg. § 1.367(a)-8T, in respect of which it could recognize gain by reason of any merger of Hanover into Holdings that may occur at a later time or of any other transaction that is described herein.

•	Hanover Compression Limited Partnership, a Delaware limited partnership (“HCLP”), will be classified for U.S. federal income tax purposes as a corporation, and all of the stock thereof will be owned for U.S. federal income tax purposes by Hanover when the merger of Hanover Merger Sub into Hanover occurs.
     C. Holdings makes the following representations.
     1. Immediately prior to the Mergers,
•	The assets of Holdings (other than its rights under the Agreement and Plan of Merger) will consist of cash of $1,000 or less.

•	The fair market value of all of the Holdings Common Stock that is then outstanding will be less than or equal to the adjusted basis thereof for U.S. federal income tax purposes.
     2. After the Mergers occur,
•	Neither Holdings nor any person related to Holdings, within the meaning of Treas. Reg. § 1.368-1(e)(4), will
•	in connection with the Universal Merger purchase, redeem or otherwise acquire any of the Holdings Common Stock that is issued in the Universal Merger or

•	in connection with the Hanover Merger purchase, redeem or otherwise acquire any of the Holdings Common Stock that is issued in the Hanover Merger except in either case in open market purchases of Holdings Common Stock that are described in Rev. Rul. 99-58.

•	Universal will merge into Holdings, and Holdings will expect Hanover to merge into Holdings after the Mergers after a delay perhaps of up to several years.

•	Holdings will have no plan or intention for it or any of its Subsidiaries to transfer any asset except perhaps for transfers that (i) are described in Section 368(a)(2)(C) of the Code or in Treas. Reg. § 1.368-2(k) or (ii) occur in the ordinary course of business.

•	Holdings and its Subsidiaries will continue the historic business of Universal and of its Subsidiaries or will use a significant portion of the historic business assets thereof in a business

•	Holdings and its subsidiaries will continue the historic business of Hanover and of its Subsidiaries or will use a significant portion of the historic business assets thereof in a business.
     3. Immediately before the Hanover Merger occurs,
•	Holdings will own all of the stock of Hanover Merger Sub that is then outstanding.

•	The fair market value of the assets of Hanover Merger Sub will be $1,000 or more, and Hanover Merger Sub will not have transferred any of its assets as part of the plan of the Hanover Merger.

•	Hanover Merger Sub will have no liabilities and none of the Hanover Merger Sub assets will be subject to liabilities.
     4. After the Hanover Merger occurs,
•	Except for a merger of Hanover into Holdings that Holdings expects will occur eventually, Holdings will have no plan or intention to liquidate Hanover or to merge Hanover with or into another corporation and Holdings will have no plan or intention to transfer any of the Hanover Common Stock that it then owns.

•	Holdings will have no plan or intention for Hanover or any of its Subsidiaries to transfer any asset except perhaps for transfers that (i) are described in Section 368(a)(2)(C) of the Code or in Treas. Reg. § 1.368-2(k), (ii) occur in the ordinary course of business or (iii) are permitted by Rev. Rul. 2001-25 (with respect to the sale of assets after a reverse triangular merger and the retention of the proceeds).
[signature page follows]

Hanover Compressor Company

By: /s/ CHARLES R. SCOTT
July 6, 2007	Name: Charles R. Scott
Date	Title: Vice President

Universal Compression Holdings, Inc.

By: /s/ J. MICHAEL ANDERSON
July 6, 2007	Name: J. Michael Anderson
Date	Title: Senior Vice President and Chief Financial Officer

Exterran Holdings, Inc.

July 6, 2007	By: /s/ J. MICHAEL ANDERSON
Date	Name: J. Michael Anderson
Title: Senior Vice President and Chief Financial Officer